FORM 1-K/A

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2018

TULSA REAL ESTATE FUND, LLC

Commission File No. 024-10782

Georgia

(State or other jurisdiction of incorporation or organization)

Tulsa Real Estate Fund, LLC

3355 Lenox Road NE, #750

Atlanta, GA 30326

1-844-73-TULSA

info@tulsarealestatefund.com

All correspondence:

Jillian Sidoti, Esq.

TROWBRIDGE SIDOTI

38977 Sky Canyon Drive – Suite 101

Murrieta, CA 92563

(323) 799-1342

EMAIL FOR CORRESPONDENCE: jillian@crowdfundinglawyers.net

Preferred Interests

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Tulsa Real Estate Fund, LLC (the “Company,” “CEF V,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in the offering (the “Offering”);

•	our ability to attract and retain members to our online platform;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	the risk associated with potential breach or expiration of a ground lease, if any;

•	difficulties in identifying properties, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	recent subpoenas from the Securities Exchange Commission and Federal Bureau of Investigation which have used Company resources in order to comply and of which the outcome of such subpoenas is uncertain.

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PART II

Tulsa Real Estate Fund, LLC

Item 1. Business

The Company

TULSA REAL ESTATE FUND, LLC is a limited liability company organized July 2016 under the laws of Georgia. The Company’s overall strategy is to purchase multifamily, single family, commercial property and raw land in urban communities to rehab, develop and lease or sell those properties for a profit. Some of our projects will be traditional real estate transactions. However, the vast majority will be community impacting projects focused on generating wealth in minority communities while making a profit for Members of the Company. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire real estate.  The fund-raising activity is  done through Tulsa Founders, LLC’s (the “Managing Member” or “Manager”) online platform. Tulsa Real Estate Fund

We operate under the direction of Mr. Jay Morrison, who is the Managing Member of Tulsa Founders, LLC.   Tulsa Founders, under the direction of Mr. Morrison, is responsible for the acquisitions and oversite of any third-party property managers who supervise the day to day operations of the acquired properties.

We are offering up to $50 million in Preferred Interests (the “Interests”) in this offering for $1,000 per unit (the “Offering”).  We are offering the Interests herein on a “minimum/maximum” basis. The minimum permitted purchase is $5,000.  See Item 2 – “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Overview” for more information concerning the current status of the Offering.

Investment Strategy

The Company’s overall strategy is to purchase multifamily, single family, commercial property and raw land in urban communities to rehab, develop and lease or sell those properties for a profit. Some of our projects will be traditional real estate transactions. However, the vast majority will be community impacting projects focused on generating wealth in minority communities while making a profit for Members of the Company.

The Company will be owned by the Manager and have a Membership which may include, but is not limited to: individuals, individual retirement accounts, banks and other financial institutions, endowments, and pension funds.

The Company hopes to offer its Members the opportunity to earn a preferred annualized 8% return plus 50% of the Company’s realized profits which shall be distributed to the Members in proportion to each Member’s respective Capital Contribution. The Manager, Tulsa Founders, LLC, will exclusively manage the Company.

There is an opportunity in the domestic marketplace to create and further, operate a successful real estate investment corporation. The Manager has recognized this opportunity and has decided to create and go forward with the creation of the Company. The Company intends to provide real estate investment opportunities and property management services for investors interested in achieving financial success by taking advantage of the real estate market across the country, but specifically in urban communities in the United States. They also recognized the gaps in the real estate business and turned them into opportunities.

The Company looks to serve its investors by working to maximize their income while at the same time controlling expenses. The funds required for organizing the Company and this Offering have been provided by the Manager of the Company.

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This business plan is based on two vital components:

1.

Implementing a sound investment platform begins with a mastery of choosing the right property to fill the needs of the real estate marketplace at the right time. This requires an in-depth knowledge of the market and how to keep gaining a greater share of that market; and

2.	Providing a superior service to the tenants to maximize the Company’s return on investment.

Objectives

The Company has definite objectives to fulfill its strategy. These include:

☐

Penetrate the market of providing real estate opportunities for qualified individuals and/or business entities interested in achieving financial success by taking advantage of real estate investment and management opportunities in the eastern and southern United States and potentially across the contiguous United States; and

☐	Increasing profits as allowed by market conditions.

The Company will look to buy value-added properties, specifically single family, multifamily, and commercial properties in urban, depressed areas for the best possible price, thereby giving its property holding Company an instant competitive advantage before they even begin to implement its management expertise. A potential investor should note that the above criteria is subject to change according to market conditions.

Mission Statement

Urban neighborhoods across the nation do not have control of our dollars, our real estate, and it is hard to find funding for real estate redevelopment within our community. As a result, across the country urban neighborhoods are being developed by individuals who do not share the same interests. This leads to the displacement of longtime residents of the neighborhood and an increase in property values for new residents. Tulsa Real Estate Fund is the solution to this problem.

TREF allows our communities to own an equity stake in assets in their own community. We call this "Participation Past Donation." People have a vested interest, dollars begin to circulate in our community, and there is a platform that allows us to unite around our common goals.

Keys to Success

Polarizing Topic

Gentrification is one of this era's greatest socioeconomic issues. This issue is so great that it touches many minorities in powerful positions.

Access

Sharing the opportunity with investors across the nation to invest in these types of projects gives our investors high financial and socioeconomic return. It's an investment that makes investors feel good and profit from.

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Network

We have a deep pool of real estate developers/professionals across the nation that are dedicated to the anti-gentrification mission.

The Company intends to identify single family, multifamily, and commercial properties for investment. The Company is confident of the following attributes that it demonstrates as keys to its success:

☐	Their ability to recognize and define the best course of action;
☐	The consistent raising the bar of productivity;
☐	Diligent effort to regularly lower overall expenses;
☐	Recruitment and retention of experienced, talented, and dedicated employees; and
☐	Ability to effectively market the highest quality of services the Company provides to its investor base.

The Manager of the Company is staffed with highly educated and experienced professionals that provide personalized and courteous service to their tenants, investors, loan officers, realtors, brokers, financial advisors, and other vendors. The following outlines the competitive strategy of the Company:

☐	Identify a worthwhile project that fits in line with its criteria and will fill market needs;
☐	Negotiate price and terms. Secure a contract to purchase;
☐	Analyze the risk/reward scenario through careful analysis and a thorough due diligence procedure;
☐	Secure financing;
☐	Form a new business structure which takes ownership of said project;
☐

After closing, immediately implement a strong management team to shepherd the project and achieve the specific goal(s) intended (i.e. tenant relations, property maintenance, rehabilitation, enhancement, development or condominium conversion)

Investment Strategy

The Company is seeking to invest in a diversified portfolio of income producing real estate assets and real estate related assets throughout the United States, specifically in the eastern and southern United States. Initially, the Company intends to target single family, multifamily, and commercial properties, but may acquire other property types that meet its investment objectives.

The Company may also purchase additional properties or make other real estate investments that relate to varying property types including office, retail and industrial properties. Such property types may include operating properties and properties under development. It is expected that the proceeds from this Offering will initially be used to purchase multifamily and single-family properties.

We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or metropolitan cities, primarily located in urban communities in the United States. We intend to invest in a geographically diverse portfolio to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant.

Step 1 Property Identification:

As is common with urban revitalization programs throughout the country, government agencies, housing authorities, and both for-profit and not-for-profit NGOs are tasked with supporting community revitalization initiatives. Often these initiatives target specific communities in order to provide quality affordable housing that resurrects or revives distressed neighborhoods. In more stable neighborhoods this effort protects, preserves, and even enhances property values.

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Subject Properties are typically identified by:

☐	The Company’s use of its current network databases and information;
☐	Recommendations received from colleagues within the Company’s network that have ties to a specific community;
☐	Donations from the property owner (private individual, city, county or federal entities, or bank);
☐	Leads generated by local Real Estate agents.

Some of the subject properties sit amidst formerly distressed neighborhoods where government and private agencies are spending heavily to curb falling real estate values and bring about urban renewal. Often, many targeted revitalization homes and empty lots are located in very ordinary neighborhoods. Perhaps the home or lot is abandoned, sitting empty, in disrepair, foreclosed upon by a bank, or heavily-liened for violating numerous city codes. Perhaps the subject property is debt free and just badly in need of remodeling that the owner cannot afford. There are any number of sources and avenues providing beneficial and profitable revitalization opportunities.

Step 2 Project Underwriting:

Once the Manager identifies a subject Property, it ensures that it meets stringent underwriting criteria and guidelines. This process is driven by property valuations, market feasibility assessments, time on market analysis, construction and development budgets, resulting loan to value limits, and projected project timelines.

Step 3 Project Commencement:

Once the subject Property is successfully identified and underwritten, purchase approved, permits and construction contracts in place, then construction commences.

Step 4 Sale of Property (Historical Results):

We expect that many of the homes that we will sell may have an offer of down payment assistance and/or gap funding from the participating government housing authority. In this instance, potential buyers are on a waiting list available to a nonprofit. When needed, the properties that are not presold may be listed with a real estate agent in the community.

Why It Works

While there are inherent risks in any business venture, there are several key competitive advantages inherent to the Manager’s approach that significantly mitigate any potential risk and facilitate a profitable venture. While this list is not exhaustive, the following are but a few of these competitive, market risk mitigating advantages.

1)	There is increasing demand for more affordable housing coupled by an already significant shortage of the product. Real estate prices continue to rise.

2)

This demand for affordable housing is further compounded and artificially increased by the fact that there are numerous government rental and home ownership programs available to assist individuals and families in securing housing, which they otherwise could not afford.

3)

In many cases, we may have the opportunity to partner with an established non-profit NGOs which provides properties where acquisition costs are sometimes less expensive than a typical property in the area.

4)	With local, state, and/or federal government agencies directly involved in the revitalization efforts, timelines are often expedited in terms of permitting, site inspections, et al.

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5)	GAP funding, acting as a form of insurance against loss, is available from local housing authorities for some of the properties, ensuring that any potential loss in the sale is offset.

6)	Significant community support and outreach is associated with the Manager’s revitalization activities, bringing additional exposure, even by the media.

7)	Both government housing agencies and nonprofit NGOs have waiting lists of qualified buyers.

8)	Significantly, the management team of the Manager has a proven track record of being successful in this business.

Due Diligence & Financing

When the Company identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. The Company will take the minimum time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, as well as securing a first mortgage on the property. After the due diligence process has been completed, the Company will determine whether the property is suitable or not.

If property is not suitable, the Company will cancel the contract and look for the next opportunity.

Deal Example: Baltimore Black Wall Street

The Company hopes to engage in the redevelopment of blighted areas within a city such as Baltimore. The Company currently has no such agreements with any city for a redevelopment plan and there is no guarantee that such an agreement will develop. The Company hopes that it will be able to enter into such a relationship based on management’s previous arrangements with certain metropolitan areas, of which there can be no guarantee. The Company hopes to enter into similar relationships and scenarios in multiple cities throughout the country. The Company simply plans to acquire single-family properties, renovate them and "force" the market value and establish its own controlled market value within a pre-determined development radius.

Potential Exit Strategy

Exit Strategy Option 1: Once properties are renovated, the Company may elect to sell properties at market value leveraging the homebuyer education programs of the Manager and its affiliates. There may be an opportunity to leverage federal first time or neighborhood home ownership grants, if such opportunities exist.

Exit Strategy 2 (preferred strategy): The Company may elect to rent or lease option properties it purchases and renovates. This is the Company’s preferred exit strategy.

Additional strategy: The Company intends to seek out city, state and federal grants that support homebuyer education, promote landlord benefits and opportunities such as cash flow, leveraging rental income to "live for free" and other homeowner incentives. We also intend to promote the use and leveraging of section 8 and government voucher programs as assets to bites looking to qualify for mortgages. Furthermore, to ensure success in our developments, we intend to offer creative buyer incentives such as fully furnished homes, sellers concessions, mortgage assistance and other buyer incentives. We also intend to market to young professionals for the opportunity to live in our properties.

The Manager and its affiliates have relationships with general contractors, supply companies and local carpenters and unions who have expressed interest in volunteering supplies and services to reduce construction. The Company does not currently have any agreements with such parties.

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Special Purpose Entities

When the Company does acquire real estate assets, it intends to hold title to the properties through separate LLCs or through special purpose entities (“SPE’s”) holding several similar asset types. Each separate LLC or SPE will be a 100% wholly-owned subsidiary of the Company. If a joint venture is undertaken, the Company will record a first position deed instead of holding actual title.

☐

Each property acquired is its own entity and is structured as its own business structure while Tulsa Real Estate Fund, LLC. serves as the parent Company that bundles all the ownership interests into a single corporation.

☐	Each property is managed by Tulsa Real Estate Fund, LLC. or its authorized agents.

Leverage

Leverage represents an important vehicle for maximizing returns; however, the Company will evaluate the appropriate amount of debt based on market conditions, feasibility of the project, and determined risk. The Company may borrow up to 85% of the value of the underlying assets of the Company. We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. The indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets.

The Company may use borrowing proceeds to finance acquisitions of new properties, make other real estate investments, make payments to the Manager, pay for capital improvements, repairs or tenant buildouts, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.

Financing Strategy

Once the proceeds of this Offering have been fully invested, the Company expects our debt financing will be in the range of approximately 75% to 85% of the aggregate value of real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate.

In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than 75% or more than 85% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

The Company intends to limit borrowing to 85% of the value of Company assets.

Notwithstanding the above, depending on market conditions and other factors, management may choose not to place debt on our portfolio or assets and may choose not to borrow to finance operations or to acquire properties. The Company financing strategy and policies do not eliminate or reduce the risks inherent in using leverage to purchase properties.

Geographic Scope

The Company will not limit itself geographically, however it intends to invest primarily in metropolitan areas in urban neighborhoods within the United States. The Company will search single family, multifamily, and commercial properties that it may purchase at a discount. The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s Manager.

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Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally.  These risks are outlined under the heading “Risk Factors” contained in our offering circular here, which may be updated from time to time by our future filings under Regulation A.  In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance.   These risks could result in a decrease in the value of our units.

Item 2.  Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Overview

Tulsa Real Estate Fund, LLC is a Georgia limited liability corporation formed to primarily invest in real estate opportunities located throughout the United States. The Company was formed in 2016 and commenced operations in June of 2018.

The Company is offering up to $50,000,000 of our Preferred Interests at a price of $50 per unit.

Results of Operations

As part of its securities offering under Regulation A, the Company has raised funds from over 9,000 investors as of December 31, 2018 by issuing over 145,069 units for $50 each.  Additionally, investors pay $25.50 per investment instance (regardless of how many units) as transaction costs and escrow fees.  Amounts the investors pay as transaction costs and escrow fees are included in the gross amount of capital received by the Company.

Accordingly, the Company has raised $7,493,660 in this issuance during 2018.  The Company has $113,161 of funds receivable from the escrow vendor as funds that have been subscribed to, but not yet received by the Company.  Additionally, the Company has incurred a total of $397,582 in costs associated with the fund raising.  These costs, 100 percent of which have been paid to independent third parties, relate to administrative costs to process the funds raised in the offering, legal costs and other costs concerning the issuance of capital.  These costs are charged against capital as Class A members’ capital.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our operations.  We will obtain the capital required to invest in real estate investments from the proceeds of our Offering and from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.

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Cash Assets

As of December 31, 2018, the Company had $3,767,251 in cash from subscriptions. This capital will be used for the purchase of properties. As of December 31, 2017, had $0 in cash or any other assets as it had not commenced operations.

Receivables

The Company has accrued $449 in interest due from a mortgage on a property in Louisiana (see below). The Company also has $113,161 in subscription commitments. There is no guarantee that these commitments will be fulfilled.  The Company had no receivables as of December 31, 2017.

The Manager has received $103,842 which is eventually due from subscriptions in advance and is recorded as receivable. See Note 4 to our financial statements.

As of December 31, 2018, the Company had $341,200 in cash in escrow for the purchase of properties; $364,363 in properties held for resale and $2,238,268 in properties that require development.

If we are unable to raise more funds than what we currently have, we will make fewer investments than originally planned resulting in less diversification in terms of the number and size and geographic location of the investments we make.  Also, the value of an investment in us will fluctuate with the performance of the specific assets in which we invest.  Our inability to raise further funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and may limit our ability to make distributions.  We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of the properties.  However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2018, other than $17,630 in accounts payable, the Company had no debt. Compared to December 31, 2017, the Company had no debt. Currently, the Company has not leveraged any properties. We may leverage individual assets up to 85% of the value of the asset.  We may leverage a particular asset in an amount that is lesser than the foregoing, in the Managing Member's sole discretion.  However, we expect the debt financing for our entire portfolio to be no more than 85% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves).

We intend on identifying properties for future acquisitions with our Offering proceeds, there is no guarantee that we will acquire any such investments.  Acquisitions will depend highly on our funding, the availability of those funds, the availability of funding from the Managing Member to fund the initial equity portion of the acquisition and his ability to acquire the debt financing and the availability of multifamily properties that meet our investment criteria. Should the Managing Member no longer be able to initially fund and finance the property acquisitions, the Company’s ability to acquire additional properties would be adversely impacted. The Company currently has no agreements, arrangements or understandings with any person, other than the Managing Member, to obtain funds through bank loans, lines of credit or any other sources.

Revenues

As of December 31, 2018, we generated $449 in interest income from real estate assets and $14,221 from other interest and dividend income. This is income from government securities which have been held until such time capital can be deployed into properties.

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Total expenses

For the year ended December 31, 2018, we generated $198,942 in operating expenses, $182,935 of which was paid to our Managing Member as the stated management fee. The remaining amount was related to other general and administrative expenses. As of December 31, 2017, we had not generated any expenses as we had not commenced operations until June 2018.

Recent Developments

In 2018, the Tulsa Real Estate Fund LLC created and wholly-owned TREF Legacy Center, LLC; 1806 Knapp Street LLC; and 1000 Carteret Rd, LLC as special purpose entities to own investment assets for the Company.  The results of the Company have been consolidated with the Company in these consolidated financial statements.  The states of organization, dates of formation and entity type of the subsidiaries are listed below:

Subsidiary	State of organization	Date of formation	Type of entity
TREF Legacy Center LLC	Georgia	October 4, 2018	Limited liability company
1806 Knapp Street LLC	Louisiana	December 26, 2018	Limited liability company
1000 Carteret Rd, LLC	New Jersey	December 19, 2018	Limited liability company

As of the date of this 1-k, the Company has not paid any distributions and may not pay distributions for approximately another six months in accordance with its Offering.

As a real estate investment and development company, the Company had acquired the fee simple of two and zero projects as of December 31, 2018 and 2017, respectively.  An additional project was also held in escrow as of December 31, 2018.  The Company records these investments at cost and classifies such costs as real estate investment assets.

The Company’s investments in 2018 are located at 1000 Carteret Road, Bridgewater, NJ; 1806 Knapp Street, Lake Charles, LA (also referred to as Wasey subdivision); and 3015 Martin Street, Atlanta, GA.

Properties held for resale

The investment located at 1000 Carteret Road is held for resale and the Company expects to sell this investment property in 2019.  This property is recorded at its acquisition cost of $364,363 as of December 31, 2018.  The property is in need of significant repairs.  Management estimates its costs to be incurred in 2019 to prepare the property for resale to be $65,000.

Projects under development

The investment located at 3015 R N Martin Street was acquired in October 2018, is currently under development, and is currently intended to become a long-term investment for which the Company will receive rental income.  Depending on management’s opinion of the market, the Company may alter its intended holding period.  As this property has not been placed in service for its intended use, no depreciation has been recorded as of December 31, 2018.  The commercial real estate is comprised of 30,000 square feet of Class A office space on 2.6 acres of land.  Management estimates the approximate cost of the renovations to be incurred in 2019 to be $600,000.

	Property investment, cost	Repositioning costs	Depreciation	Total Investments Held for Development
2017	$0	$0	$0	$0
2018	2,118,585	119,683	0	2,232,268
TOTAL	$2,118,585	$119,683	$0	$2,232,268

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Escrow deposit

In December 2018, the Company executed documents and provided the title company with funds to acquire 1806 Knapp Street for $341,200.  Due to circumstances beyond the control of management, the county recorder of deeds failed to timely record the transaction until January 2, 2019. See Note 10 in Item 7. Financial Statements for additional details.  The transaction has been recorded as an escrow deposit as of December 31, 2018.

Escrow Deposit and Sale of Knapp Street

On March 6, 2019, the Company sold Knapp Street (also known as Wasey subdivision in public filings) to an unrelated buyer, Elixir of Life LLC.  The Company received a 12 percent promissory note, secured by a mortgage on the property, with $472,000 due in December 2019.  The Company received loan fees of $56,600 in the seller-financing transaction.  The intention of this investment is to provide the developer with funds for acquisition and renovation costs. The total mortgage note facility provides for additional construction draws up to an amount not to exceed $472,000.  The one-year mortgage note provides for interest at the rate of 12% per annum plus transaction fees, points and termination fees aggregating to $111,400.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the Manager of the Company and the positions held by each individual:

Name(1)	Age	Title
Jermaine “Jay” Morrison	38	Chief Executive Officer

Johnetta Paye	39	General Counsel

Earnestine Johnson	32	Chief Communications Officer

Biographical information regarding Mr. Morrison and Ms. Paye can be found in our offering circular.  On March 1, 2019, Jay Morrison, the CEO of the Company’s Manager, received a Chapter 7 discharge from bankruptcy originally filed in August 2016. Ms. Johnson joined the management team in June 2018 as was reported on a 1-u filing. She is married to our CEO, Jay Morrison.

Ernestine Johnson is a successful entrepreneur, working actress and the most viral poet of her generation. She started investing in real estate in one of the most underserved areas in Atlanta Georgia in 2016 with the mindset of stopping gentrification in a once thriving, historically black, self-sustaining community in Bankhead. As a native of Los Angeles CA, where the area she grew up in is rapidly changing, she understands the importance of combatting gentrification. Johnson who runs a personal concierge firm filled with a roster of A-list celebrity clientele and over three dozen professional athletes. She has made a name for herself after stellar performances on The Arsenio Hall Show, David Banner’s “The God Box,” and Cyhi The Prynce’s “No Dope On Sunday’s”. Ernestine is intentional about using her intellect, art, platform and influential relationships to spread awareness about the importance of wealth building, social repair in the Black community and empowering underserved communities worldwide.

Compensation of Executive Officers

Mr. Morrison does not currently receive any compensation for his services.  The other principals do receive compensation from Tulsa Founders. Mr. Morrison, and the employees of the Manager, are responsible for managing the day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, supervise the third-party property managers performance over the acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to the Manager, through fees we pay, we have not yet paid any compensation directly to Mr. Morrison or his affiliates. The Manager charges the Company a 5.5 percent annualized asset management fee calculated as 5.5 percent annualized of the total capital contributions as adjusted from time to time for capital withdrawals, distributions, additional contributions, allocations and other capital account adjustments.  The Company records this management fee in an annualized manner, ratably recording this management expense over the course of 12 months.  However, the Operating Agreement provides for the payment of the management fee immediately upon receiving subscription proceeds.

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Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Item 4. Security Ownership of Management and Certain Securityholders

                   Mr. Morrison  controls the majority of interests in Tulsa Founders, LLC, the Managing Member of the Company.

Item 5. Interest of Management and Others in Certain Transactions

See Note 4 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

Legal Matters

The Company recently received a grand jury subpoena from the United States Attorney’s Office for the Northern District of Georgia and a civil subpoena from the Securities and Exchange Commission, each seeking documents and other information concerning the Company. The Company has engaged counsel to respond to the subpoenas and intends to cooperate with the investigations.  The likelihood of an unfavorable outcome and the amount of financial exposure from such are not yet determinable, and therefore the Company has not yet recognized a liability for the potential outcome of this matter.

Jay Morrison Bankruptcy

On March 1, 2019, Jay Morrison, the CEO of the Company’s Manager, received a Chapter 7 discharge from bankruptcy originally filed in August 2016.

13

TULSA REAL ESTATE FUND LLC

(a Georgia limited liability company)

Audited Consolidated Financial Statements

December 31, 2018 and 2017

F-1

TULSA REAL ESTATE FUND LLC

CONSOLIDATED FINANCIAL STATEMENTS

F-2

To the Managing Member of

Tulsa Real Estate Fund LLC

Atlanta, GA

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Tulsa Real Estate Fund LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tulsa Real Estate Fund LLC and subsidiaries as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Artesian CPA, LLC

Denver, Colorado

April 24, 2019

F-3

TULSA REAL ESTATE FUND LLC

CONSOLIDATED BALANCE SHEETS

As of December 31, 2018 and 2017

	2018	2017
ASSETS
Real estate assets, at cost (Note 3)
Escrow deposit	$341,200	$-
Properties held for resale	364,363	-
Projects under development	2,238,268	-
Total real estate assets	2,943,831	-

Due from Manager (Note 4)	103,842	-
Cash and cash equivalents	3,767,251	-
Mortgage interest receivable	449	-
Class A Membership subscriptions receivable (Note 7)	113,161	-
Total assets	$6,928,534	$-

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities:
Current liabilities:
Accounts payable	$17,630	$-
Total liabilities	17,630	-

Members’ capital:
Class A Membership Interests, net of refunds (see Note 7) (1,000,000 units authorized, 145,069 units outstanding)	6,910,854	-
Class B Membership Interests, net (1 unit authorized and outstanding)	50	-
Total members’ capital	6,910,904	-

Total liabilities and members’ capital	$6,928,534	$-

Please see the notes accompanying these financial statements.

F-4

TULSA REAL ESTATE FUND LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2018 and 2017

	2018	2017
Interest from real estate assets:	$449	$-

Operating expenses:
Marketing, general and administrative	16,007	-
Management fee (Note 9)	182,935	-
Total operating expenses	198,942	-

Operating loss	(198,493)	-

Other income/(expense):
Interest and dividend income	14,221	-

Pretax income/(loss)	(184,272)	-

(Provision)/benefit for income taxes	-	-

Net income/(loss)	$(184,272)	$-

ALLOCATION OF NET LOSS TO MEMBERSHIP AND PER UNIT DATA:
ALLOCATION OF NET LOSS TO CLASS A (Note 7)	$(184,272)	$-
Weighted average Class A units outstanding during the period	66,497	-
Loss per weighted average Class A unit outstanding during the period	$(2.77)	-

ALLOCATION OF NET LOSS TO CLASS B	$-	$-
Weighted average Class B units outstanding during the period	1	-
Loss per weighted average Class B unit outstanding during the period	$-	$-

Please see the notes accompanying these financial statements.

F-5

TULSA REAL ESTATE FUND LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

For the years ended December 31, 2018 and 2017

	Class A Membership	Class B Membership	Total Members’
	Value ($)	Value ($)	Capital
Balance as of January 1, 2017	$-	$-	$-
2017 Membership issuances	-	-	-
2017 Net loss	-	-	-
Balance as of December 31, 2017	-	-	-
2018 Membership issuances	7,493,660	50	7,493,710
2018 Membership refunds	(950)	-	(950)
2018 Costs of membership offering	(397,584)	-	(397,584)
2018 Net loss	(184,272)	-	(184,272)
Balance as of December 31, 2018	$6,910,854	$50	$6,910,904

Please see the notes accompanying these financial statements.

F-6

TULSA REAL ESTATE FUND LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net loss	$(184,272)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/decrease in prepayment of management fees to related party	(216,085)	-
(Increase)/decrease in mortgage interest receivable	(449)	-
Increase/(decrease) in accounts payable	17,630	-
Net cash used in operating activities	(383,176)	-

Cash flows from investing activities
Property acquisition costs	(2,482,947)	-
Costs of developing properties	(119,683)	-
Cash held in escrow for investment	(341,200)	-
Net cash used in investing activities	(2,943,830)	-

Cash flows from financing activities
Costs paid by related party on behalf of Company	112,243	-
Proceeds from the issuance of membership interests	7,379,598	-
Payments for cost of membership offering	(397,584)	-
Net cash provided by financing activities	7,094,257	-

Net change in cash and cash equivalents	3,767,251	-

Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$3,767,251	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Please see the notes accompanying these financial statements.

F-7

TULSA REAL ESTATE FUND LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2018 and 2017 and for the years then ended

NOTE 1 - NATURE OF OPERATIONS

Tulsa Real Estate Fund LLC, a limited liability company formed under the laws of Georgia (the “Company”) and subsidiaries, is an early-stage real estate investment and development company.  The Company was formed in July 2016 but had very limited commercial activity until its Regulation A offering was qualified by the US Securities and Exchange Commission in 2018.

In 2018, the Tulsa Real Estate Fund LLC created and wholly-owned TREF Legacy Center, LLC; 1806 Knapp Street LLC; and 1000 Carteret Rd, LLC as special purpose entities to own investment assets for the Company.  The results of the Company have been consolidated with the Company in these consolidated financial statements.  The states of organization, dates of formation and entity type of the subsidiaries are listed below:

Subsidiary	State of organization	Date of formation	Type of entity
TREF Legacy Center LLC	Georgia	October 4, 2018	Limited liability company
1806 Knapp Street LLC	Louisiana	December 26, 2018	Limited liability company
1000 Carteret Rd, LLC	New Jersey	December 19, 2018	Limited liability company

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).  The Company adopted the calendar year as its basis for reporting for the consolidated financial statements.

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of other subsidiaries over which we have control. All intercompany transactions, balances, and profits have been eliminated in consolidation.  As described in Note 1, the Company presents its financial results for the calendar year 2018 consolidated with its three subsidiaries.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates.  It is reasonably possible that changes in estimates will occur in the near term.  All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

F-8

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in underlying real estate values. These adverse conditions could affect the Company's financial condition and the results of its operations.  As of December 31, 2018, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account. As of December 31, 2018 and 2017, the Company had $3,767,251 and $0, respectively, cash on hand.

Mortgage Notes Receivable and Credit Policy

The Company intends on investing in mortgage notes receivable from developers and other real estate investors. Each mortgage note receivable will not exceed seventy percent (70%) of the fair value of the real estate which is to be pledged as collateral. The Company, by policy, routinely assesses the financial strength of the mortgagor and believes that its credit risk is limited.

Investments in Real Property, Mortgages and Equipment and Depreciation

Upon acquisition of real estate, the Manager determines the best use of the real estate assets either has held for sale, development and leasing, entering joint ventures, or seller-financing sales.  Real estate assets are carried at cost plus capitalized carrying charges. Carrying charges are primarily interest, if any, and real estate taxes which are capitalized as part of properties under development. Expenditures directly related to the development and improvement of real estate assets are capitalized at cost as land, buildings, and improvements. We begin capitalizing development, construction, and carrying costs when the development of the future real estate asset is probable and activities necessary to prepare the underlying real estate for its intended use have been initiated. All construction and certain carrying costs are capitalized and reported in the balance sheet as properties under development until the properties are substantially completed. As real estate properties under development properties are completed, the total capitalized development cost of each property is transferred from properties under development including land to buildings and improvements.

Properties Held for Resale

In the view of the Manager, some real estate investments are most beneficial to the Company as a “fix-n-flip” where the Company adds value to the property before its resale.  Properties where management has made this determination, the properties are recorded at cost on the consolidated balance sheet.  Because these properties are held for sale, no depreciation is recorded.  Property improvements through the sale date are capitalized to the asset.

Projects under Development

When a real estate property is to be developed and operated by the Company, the fair value of tangible and intangible assets, which includes land, buildings (as-if-vacant), furniture and fixtures, the value of in-place leases, including above and below market leases, and acquired liabilities (if any). In estimating these values, we apply methods similar to those used by independent appraisers of income-producing property. Estimates of fair value of acquired debt are based upon interest rates available for the issuance of debt with similar terms and remaining maturities. Depreciation is computed on a straight-line basis over the remaining useful lives of the related tangible assets.

F-9

Buildings and improvements are depreciated over 5-35 years.  Furniture, fixtures, equipment and other assets are depreciated over 3-20 years.  Other intangible assets are amortized over their estimated useful life.

As of December 31, 2018, the Company’s development project has not yet been completed so no depreciation has been recorded.  Costs associated with the development of the project are capitalized to the cost basis of the property.

Seller-financed Mortgage Lending

The Company may also offer mortgage lending on its real estate investments to third-parties and earn interest and loan origination fees.  Because these properties are conveyed to third-parties in exchange for a promissory note, a mortgage receivable asset would be recorded on the consolidated balance sheets.

Asset Impairment

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment may exist if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets or if it is determined there is an other-than-temporary decline in an assets value below its carrying value. We consider projected future undiscounted cash flows, trends, strategic decisions regarding future development plans, and other factors in our assessment of whether impairment conditions exist. As our projections of future cash flows are estimates, different assumptions regarding a number of factors, including market rents, economic conditions, and occupancies, could significantly affect these estimates. In estimating fair value, management uses appraisals, management estimates, and discounted cash flow calculations which utilize inputs from a marketplace participant’s perspective. When impairment exists, the long-lived asset is adjusted to its fair value. We did not record any impairment charges for the years ended December 31, 2018 or 2017.

Fair Value Measurement

For financial assets and liabilities recorded at fair value on a recurring or non-recurring basis, fair value is the price we would receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.  In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

Recurring Fair Value Measurements. The following describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis:

Financial Instrument Fair Value Disclosures. As of December 31, 2018 and 2017, the carrying values of cash and cash equivalents, mortgage interest receivable, and accounts payable represent fair value because of the short-term nature of these instruments. The carrying value of subscriptions receivable approximates its fair value based on the nature of our assessment of the ability to collect these amounts from escrow. The carrying value of our escrow deposit approximates its fair value.

F-10

Per Unit Data

Basic earnings per unit are computed using net income or loss attributable to each class of the Company’s unitholders and the weighted average number of units outstanding. Diluted earnings per unit reflect units issuable from the assumed conversion of unit options and unit awards granted and other instruments convertible into common units. Only those items having a dilutive impact on our basic earnings per share are included in diluted earnings per share.  As of December 31, 2018 and 2017, there were no instruments outstanding that have a dilutive impact on the number of Class A or Class B units outstanding.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For current period, the Company is taxed as partnership for US federal income tax purposes.  Additionally, the Company’s subsidiaries, as single-member limited liability companies, are treated as disregarded as separate from the Company for US federal income tax purposes.  Accordingly, all consolidated items of income, deductions, gains or losses and credits are allocated to member’s in accordance with the operating agreement and subchapter K of the Internal Revenue Code.  Since the Company is not liable for tax itself, no material federal tax provision has been recorded.

The Company has filed or will file all of its federal and state income tax return since inception.  The positions shown on those tax returns are open for examination for a period of three years.  Currently, the Company is not under examination by any taxing jurisdiction and has not been assessed any interest or penalties related to income tax matters.  The Company routinely evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions.  As of December 31, 2018, the Company has no uncertain tax positions.

Revenue Recognition

For the year ending December 31, 2018 and 2017, the Company recorded $449 and $0 of revenue consisting solely of interest income earned on real estate assets.  The interest income is recognized by the Company on a straight-line basis. On January 1, 2018, we adopted ASU 2014-09 and all related amendments in accordance with ASU 2014-09 and elected to apply the new revenue standard prospectively as 2018 is the first year the Company commenced commercial operations.

Our presentation of revenue within our consolidated statements of operations is separated into its component parts by the nature and timing of the revenue streams.  The Company’s revenue relating to its real estate investment activities are accrued as earned.  For the years ended December 31, 2018 and 2017, the Company recorded $449 and $0 of revenue, respectively, from real estate investment activities as follows:

•	Mortgage interest income – The Company records interest income from mortgage lending on a straight-line, daily basis.

F-11

The Company anticipates earning revenue from various other real estate activities including property sales, property leasing, and other fees for services.

Marketing and Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

The Manager has borne the organizational costs, including accounting fees, legal fee, and costs of incorporation.  See Note 4 for additional information.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America in the name of the Manager, which it believes to be credit worthy. The Federal Deposit Insurance Corporation (“FDIC”) insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.  As of December 31, 2018 and 2017, the Company maintained bank account balances in excess of the FDIC insurance limit of $3,446,856 and $0, respectively.

Concentration of Geographical Risk

Due to its ownership and development of the TREF Legacy Center at 3015 Martin Street, Atlanta, the Company is subject to risk factors relating to the Atlanta, Georgia geography.  The assets located in this geography represent 32 percent of the Company’s assets as of December 31, 2018.  Despite this geographical concentration, the Company believes the assets located there do not require impairment due to this risk.

Securities Offering Costs

The Company has incurred costs associated with its securities offering exempt from registration under Regulation A and the Company accounts for these costs under ASC 505-10-45-2.  These costs include transaction costs such as escrow fees, diligence fees and transactional fees, in addition to overall offering costs such as legal expenses associated with the offering.  Such costs have been charged to Class A members’ capital as they are directly attributable to the offering of Class A units.  As of December 31, 2018, the Company’s Class A members’ capital has been charged $397,582 of offering costs.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.   We have adopted this new accounting standard as of January 1, 2018.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

F-12

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our consolidated balance sheet.

NOTE 3 - REAL ESTATE ASSETS

As a real estate investment and development company, the Company had acquired the fee simple of two and zero projects as of December 31, 2018 and 2017, respectively.  An additional project was also held in escrow as of December 31, 2018.  The Company records these investments at cost and classifies such costs as real estate investment assets.

The Company’s investments in 2018 are located at 1000 Carteret Road, Bridgewater, NJ; 1806 Knapp Street, Lake Charles, LA (also referred to as Wasey subdivision); and 3015 Martin Street, Atlanta, GA.

Properties held for resale

The investment located at 1000 Carteret Road is held for resale and the Company expects to sell this investment property in 2019.  This property is recorded at its acquisition cost of $364,363 as of December 31, 2018.  The property is in need of significant repairs.  Management estimates its costs to be incurred in 2019 to prepare the property for resale to be $65,000.

Projects under development

The investment located at 3015 R N Martin Street was acquired in October 2018, is currently under development, and is currently intended to become a long-term investment for which the Company will receive rental income.  Depending on management’s opinion of the market, the Company may alter its intended holding period.  As this property has not been placed in service for its intended use, no depreciation has been recorded as of December 31, 2018.  The commercial real estate is comprised of 30,000 square feet of Class A office space on 2.6 acres of land.  Management estimates the approximate cost of the renovations to be incurred in 2019 to be $600,000.

	Property investment, cost	Repositioning costs	Depreciation	Total Investments Held for Development
2017	$0	$0	$0	$0
2018	2,118,585	119,683	0	2,232,268
TOTAL	$2,118,585	$119,683	$0	$2,232,268

Escrow deposit

In December 2018, the Company executed documents and provided the title company with funds to acquire 1806 Knapp Street for $341,200.  Due to circumstances beyond the control of management, the county recorder of deeds failed to timely record the transaction until January 2, 2019. See Note 10 for additional details.  The transaction has been recorded as an escrow deposit as of December 31, 2018.

F-13

NOTE 4 - DUE FROM MANAGER

As discussed more fully in the Company’s operating agreement, the Company has appointed Tulsa Founders LLC as the sole manager of the Company.  As disclosed in the Offering Circular dated May 25, 2018, management fees and other reimbursable expenses are accrued by the Company and payable to the Manager.  During 2018, the Company paid the Manager amounts that exceed the accrued management fee per the payment schedule provided for in the Company’s LLC operating agreement.  Amounts due to or due from the Company and the Manager are netted together and classified as a current asset or current liability depending on the amount.

Due to/(Due from) the Company
	2018	2017
Company expenses paid for by the Manager	$(112,243)	$0
Management Fees paid in excess of accrued management fee expense	216,085	0
Total Due to/(from) Company	$103,842	$0

Although the Manager may charge up to 10 percent per annum on amounts the Company owes the Manager, the Manager has opted not to charge interest at this time.

Prior to raising capital, the Manager paid 100 percent of the organizational, legal fees and registration costs of the Company in an amount approximating $125,000.

NOTE 5 - INCOME TAX PROVISION

As an entity treated as a partnership for US federal income tax purposes, all items of income, deduction, gain, loss and credit flows through the Company and is taxable to the members of the Company.  No material state income tax provision exists for the Company.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company recently received a grand jury subpoena from the United States Attorney’s Office for the Northern District of Georgia and a civil subpoena from the Securities and Exchange Commission, each seeking documents and other information concerning the Company. The Company has engaged counsel to respond to the subpoenas and intends to cooperate with the investigations.  The likelihood of an unfavorable outcome and the amount of financial exposure from such are not yet determinable, and therefore the Company has not yet recognized a liability for the potential outcome of this matter.

NOTE 7 - MEMBERS’ CAPITAL

Class A and Class B Membership Interests

The Company has two classes of membership interests.  Class A membership interests have been issued in the Regulation A offering and are considered limited but preferred interests.  There are 1,000,000 Class A units authorized and 145,069 units outstanding.  Class A members have very limited voting rights except as provided for in the Company’s operating agreement.  The voting preferences of the Class A member relate primarily to major decisions of the Company.  Class A members receive an annualized, preferred, cumulative, non-compounding return of 8 percent per annum.  After the Company has distributed cash equal to the preferred return to Class A members, Class A and Class B members divide the remaining distributable cash evenly.

F-14

Class B membership interests are reserved for the Manager, have full management authority, and receive an even share of distributable cash with Class A members once the preferred return has been distributed.  There is a single Class B unit authorized and outstanding.  Class B units are irrevocably held by the Manager even if the current manager is removed from management under the terms of the operating agreement.

As of the end of 2018, the Class A unitholders have accumulated an amount of preferred return due in-arrears of $266,080 that have not yet been accrued as they have not yet been declared as of December 31, 2018.  This preferred return in-arrears must be paid prior to any distribution of distributable cash flow generated by real estate activities to Class B unitholders.  If losses have been allocated to members, future profits are applied against the historic losses until fully recovered.

Class A unitholders may request a withdrawal or redemption from their membership in the Company subject to Company approval, after a period of 12 months of investment in the Company and only to the extent of five percent of the invested capital of the Company.  If a member does not contribute all or any portion of the capital contribution they had committed to, the Company may sell additional interests in the Company to existing members on a right of first refusal basis at a rate of 1.5 times the value of the original investment. If the existing members of the Company do not elect to participate in the purchase of additional interests, the Company may sell the interests to a third party at a rate of 1.5 times the value of the original investment.

As members of a limited liability company, the members’ liability for Company debts and obligations is limited to the amount of their investment.

Class A Membership Interest Issuances

As part of its securities offering under Regulation A, the Company has raised funds from over 9,000 investors as of December 31, 2018 by issuing over 145,069 units for $50 each.  Additionally, investors pay $25.50 per investment instance (regardless of how many units) as transaction costs and escrow fees.  Amounts the investors pay as transaction costs and escrow fees are included in the gross amount of capital received by the Company.

Accordingly, the Company has raised $7,493,660 in this issuance during 2018.  The Company has $113,161 of funds receivable from the escrow vendor as funds that have been subscribed to, but not yet received by the Company.  Additionally, the Company has incurred a total of $397,582 in costs associated with the fund raising.  These costs, 100 percent of which have been paid to independent third parties, relate to administrative costs to process the funds raised in the offering, legal costs and other costs concerning the issuance of capital.  These costs are charged against capital as Class A members’ capital.

F-15

NOTE 8 - RELATED PARTY TRANSACTIONS

As described above in Note 4, the Company has received advances from the Manager for certain expenses and has paid management fees in full.   Due to these transactions, certain amounts may be owed between the Company and the Manager from time to time.  Because this is a related party transaction, no guarantee can be made that the terms of the arrangement is at arm’s length.

NOTE 9 - MANAGEMENT FEE EXPENSES

The manager charges the Company a 5.5 percent annualized asset management fee calculated as 5.5 percent annualized of the total capital contributions as adjusted from time to time for capital withdrawals, distributions, additional contributions, allocations and other capital account adjustments.  The Company records this management fee in an annualized manner, ratably recording this management expense over the course of 12 months.  However, the operating agreement provides for the payment of the management fee immediately upon receiving subscription proceeds.  As discussed in Note 4, this gives rise to a difference as to when the management fee is accrued and when the funds are paid the manager.  For the years ended December 31, 2018 and 2017, the total amount of management fees incurred was $182,935 and $0, respectively.  As of December 31, 2018 and 2017, the total amount of management fee paid was $399,020 and $0, respectively.

While not classified as a management fee, the Manager is entitled to a carried interest in one-half of the distributable cash once the preferred return has been distributed by virtue of holding all of the Class B Membership Interests.  In 2018 and 2017, no carried interest was earned or paid to the manager under this carried interest provision.

NOTE 10 - SUBSEQUENT EVENTS

Anticipated Securities Offering

During 2019, the Company is planning to continue raising capital through the issuance of securities exempt from registration under Regulation A once the Company secures qualification from the Securities and Exchange Commission (“SEC”).

Commencement of Legal Proceedings

In February 2019 and as discussed in more detail in Note 6, the United States Attorney’s Office for the Northern District of Georgia issued a grand jury subpoena and the SEC served a civil subpoena to the Company seeking additional information from the Company.  The Company has retained legal counsel and intends to comply and cooperate with the subpoenas.

Discharge from Bankruptcy

On March 1, 2019, Jay Morrison, the CEO of the Company’s Manager, received a Chapter 7 discharge from bankruptcy originally filed in August 2016.

Escrow Deposit and Sale of Knapp Street

On March 6, 2019, the Company sold Knapp Street (also known as Wasey subdivision in public filings) to an unrelated buyer, Elixir of Life LLC.  The Company received a 12 percent promissory note, secured by a mortgage on the property, with $472,000 due in December 2019.  The Company received loan fees of $56,600 in the seller-financing transaction.  The intention of this investment is to provide the developer with funds for acquisition and renovation costs. The total mortgage note facility provides for additional construction draws up to an amount not to exceed $472,000.  The one-year mortgage note provides for interest at the rate of 12% per annum plus transaction fees, points and termination fees aggregating to $111,400. See also Note 3 – Escrow Deposit.

Management’s Evaluation

Management has evaluated subsequent events through April 24, 2019, the date the consolidated financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Tulsa Real Estate Fund, LLC

/s/ Jay Morrison
Jay Morrison, Manager of Tulsa Founders, LLC
Manager
May 7, 2019

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